Exhibit 10.36

November 4, 2010

Mr. Gregory F. Hughes

Re:  Employment Agreement

Dear Mr. Hughes:

Reference is made to that certain Amended and Restated Employment and Noncompetition Agreement, dated as of April 16, 2007, entered into by and between SL Green Realty Corp. (the “Company”) and you, as amended to date (the “Employment Agreement”), between the Company and you.

This letter evidences the following modifications to the Employment Agreement:

(1)           The Employment Period will not be renewed and will expire, and your employment with the Company will terminate after the close of business, on November 30, 2010 (the “Termination Date”). You hereby resign, effective upon the Termination Date, from all positions that you hold with the Company and any of its subsidiaries. For purposes of the Employment Agreement, the termination of your employment on the Termination Date pursuant to this letter agreement will be considered a termination of your employment by you without Good Reason after the expiration of the Employment Period.

(2)           For avoidance of doubt, you will continue to be entitled to the award under the Company’s 2010 Notional Unit Long-Term Compensation Plan and payment provided for in paragraphs 3 and 4 of the letter agreement entered into by and between the Company and you as of September 8, 2010, on the terms and conditions in that letter. You and the Company will enter into a revised Award Agreement with respect to the portion of your award under the 2010 Outperformance Plan that is retained.

(3)           In connection with the transition by the Company and by you of the Chief Financial Officer’s duties and responsibilities, no such transition will be considered a breach of the Employment Agreement. In addition, for a period of up to three months following the Termination Date, which is cancellable by the Company on 30-days notice (the “Consulting Period), you agree to assist and consult with James Mead, or such other person as may succeed you as the Chief Financial Officer of the Company, with respect to such transitional matter as the Company may reasonably request, including without limitation investor relations matters, preparation of investor conference materials and matters relating to the audit of the Company’s financial results for fiscal year 2011 and the filing of the Form 10-K with respect to such period.  in consideration of the foregoing, during the Consulting Period, for the you shall be paid a monthly consulting fee of $20,000, payable on the 1st day of each month, and the Company shall continue to pay for coverage under the Company’s group health and dental insurance plans to the same extent that it is currently doing so.  During the Consulting Period, the Company will maintain your existing voice mail and email address, and you will have use of your existing Blackberry and mobile telephone issued to you by the Company.

All terms used and not defined herein shall be as defined in the Employment Agreement.  Except as modified herein, the terms and conditions of the Employment Agreement remain unmodified, and in full force and effect.

Please evidence your agreement to the terms and conditions set forth above by executing this letter in the place indicated.

Sincerely,

SL Green Realty Corp.

	By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Chief Legal Officer

Acknowledged and Agreed:

/s/ Gregory F. Hughes
Gregory F. Hughes

Date: November 4, 2010